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                                                  OMB Number:          3235-0362
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|X| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

   Smith                               Cheryl                T.
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   (Last)                            (First)              (Middle)

One MetroTech Center
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                                    (Street)

Brooklyn                               NY                   11201
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

KeySpan Corporation (KSE)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

        12/02

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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

        Former Senior Vice President and Chief Information Officer
     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
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Common Stock                 3/1/02     --            A               1,710       A      32.66    --             D         --
(Restricted)
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Common Stock
(Restricted)                 9/28/02    --            D               1,710(1)    D      --       30.497         D         --
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(1) These restricted shares were forfeited by the reporting person upon her resignation effective September 28, 2002.

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Employee      32.66   3/1/02  --        A       50,000        (1)       2/29/12  Common    50,000   32.66    --         D        --
Stock                                                                            Stock
Option
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Deferred     1 for 1  4/1/02  --        A       775.183       (2)      (2)       Common    775.183  34.465   670.578(3) D        --
Stock                                                                            Stock
Units
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Explanation of Responses:

(1) These options were forfeited by the reporting person upon her resignation effective September 28, 2002.

(2) The reporting person received deferred stock units under the 2002 Annual Incentive Compensation Plan. The Company provided a 20% match on the amount contributed by the reporting person to the deferred stock unit account. The deferred stock units are payable in KeySpan common stock upon retirement or resignation, although the match is only paid upon retirement, disability, death or a change in control. The deferred stock units also receive dividends.

(3) The reporting person forfeited the 20% Company match on the deferred stock units granted on 4/1/02

        /s/Alfred C. Bereche                                    2/14/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Alfred C. Bereche as
        Attorney-In-Fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.